UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than Registrant [    ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to § 240.14a-12

SCOTTISH RE GROUP LIMITED

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
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[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

April 1, 2005

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of Scottish Re Group Limited to be held at the Hyatt Regency Grand Cayman, Seven Mile Beach, Grand Cayman, on Wednesday, May 4, 2005, at 10:00 a.m. Cayman time.

The attached Notice of Annual General Meeting and Proxy Statement describe fully the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, shareholders will consider and vote upon the election of three Class I directors, one Class III director and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.

Certain directors and officers will be present at the Annual General Meeting and will be available to respond to any questions you may have. We hope you will be able to attend.

We urge you to review carefully the accompanying material and to return the enclosed proxy card promptly. Please sign, date and return the enclosed proxy card without delay. If you attend the Annual General Meeting, you may vote in person even if you have previously mailed a proxy.

Sincerely,
Scott E. Willkomm President and Chief Executive Officer

EACH VOTE IS IMPORTANT. PLEASE ENSURE THAT YOUR VOTE COUNTS BY
COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY.

The date of this proxy statement is April 1, 2005.

The approximate date of mailing for this proxy statement and proxy card(s) is April 1, 2005.

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 4, 2005

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Scottish Re Group Limited (the "Company") will be held at the Hyatt Regency Grand Cayman, Seven Mile Beach, Grand Cayman, on Wednesday, May 4, 2005, at 10:00 a.m. Cayman time, for the following purposes:

1.	To elect three Class I directors to the Company's Board of Directors for terms expiring in 2008;

2.	To elect one Class III director to the Company's Board of Directors for a term expiring in 2007;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2005; and

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual General Meeting is set forth in the accompanying Proxy Statement.

The close of business on March 9, 2005 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Shareholders are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder.

By Order of the Board of Directors,
Paul Goldean Executive Vice President and General Counsel

Hamilton, Bermuda
April 1, 2005

PROXY STATEMENT

i

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

PROXY STATEMENT
For
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 4, 2005

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being mailed?

A:	This Proxy Statement of Scottish Re Group Limited (the "Company," "we," "us" or "our") will first be mailed on or about April 1, 2005 to shareholders of the Company by the Board of Directors (the "Board") to solicit proxies for use at the Annual General Meeting of Shareholders.

Q:	When is the Annual General Meeting and where will it be held?

A:	The Annual General Meeting will be held on Wednesday, May 4, 2005 at 10:00 a.m. Cayman time at the Hyatt Regency Grand Cayman, Seven Mile Beach, Grand Cayman.

Q:	Who is asking for my vote at the meeting?

A:	The Board asks that you vote on the proposals listed in the Notice of the Annual General Meeting of Shareholders. The votes will be taken at the Annual General Meeting on May 4, 2005, or, if the Annual General Meeting is adjourned, at any later meeting. The Board recommends that you vote "FOR" each of the proposals.

Q:	Who may attend the Annual General Meeting?

A:	All shareholders of the Company may attend the Annual General Meeting. Shareholders entitled to attend and vote at the above meeting are entitled to appoint one or more proxies to attend and vote in their place. A proxy need not be a shareholder of the Company.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on March 9, 2005 (the "Record Date") are entitled to vote at the Annual General Meeting. Each ordinary share is entitled to one vote subject to certain adjustments that may be made under the Company's Articles of Association.

In certain circumstances, the Company's Articles of Association provide for the reduction of a shareholder's voting rights to ensure that no shareholder, other than Pacific Life Insurance Company, may have 10% or more of the voting rights outstanding. Pacific Life may not have more than 24.9% of the voting rights outstanding. At the Company's Extraordinary General Meeting of Shareholders scheduled for April 7, 2005, the shareholders will vote, among other things, upon whether to approve certain amendments to the Company's Articles of Association. If these amendments are approved, certain affiliates (the "Cypress Entities") of The Cypress Group L.L.C. (the "Cypress Group") will effectively take the place of Pacific Life under the Company's Articles of Association.

Q:	What am I being asked to vote on?

A:	You will be voting on:

1.	The election of three Class I directors to the Board for terms expiring in 2008;

2.	The election of one Class III director to the Board for a term expiring in 2007;

3.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2005; and

4.	Such other business as may properly come before the Annual General Meeting or any adjournments thereof.

Q:	How do I vote?

A:	You may vote by either attending the Annual General Meeting or by appointing a proxy by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. We encourage you to complete and send in your proxy card. If you then decide to attend the Annual General Meeting, you may revoke your proxy by voting in person.

All shares represented by valid proxies, unless the shareholder otherwise specifies, will be voted:

•	"FOR" the election of each of the three persons identified in "Proposals for Election of Directors" as nominees for election as Class I directors of the Company for terms expiring in 2008;

•	"FOR" the election of one person identified in "Proposals for Election of Directors" as a nominee for election as a Class III director of the Company for a term expiring in 2007;

•	"FOR" the ratification of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2005; and

•	At the discretion of the proxy holders with regard to any other matter that may properly come before the Annual General Meeting.

Where a shareholder has properly specified how a proxy is to be voted, it will be voted by the proxy accordingly.

Q:	Can I change my vote after I have returned my proxy card?

A:	You may revoke your proxy by

•	providing written notice of revocation at the Company's registered office or to Computershare Investor Services, 1601 Elm Street, Suite 4340, Dallas, Texas 75201 by 5:00 p.m. (Bermuda time) on May 3, 2005, or

•	attending the Annual General Meeting and voting in person.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You will need to sign and return all proxy cards to insure that all your shares are voted.

Q:	My ordinary shares are held in "street name." Will my broker vote my shares at the meeting?

A:	Your broker may have discretion to vote your ordinary shares of the Company on the ordinary resolutions if you do not provide the broker with instructions. You should follow the directions provided by your broker(s) regarding how to provide voting instructions for your shares held in street name.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum for the Annual General Meeting?

A:	As of the Record Date, 40,001,945 ordinary shares of the Company were issued and outstanding. The presence, in person or by proxy, of members holding at least fifty percent (50%) of the issued and outstanding ordinary shares entitled to vote at the Annual General Meeting will constitute a quorum for purposes of approval of the election of directors and the ratification of appointment of our independent registered public accounting firm. If you submit a properly executed proxy card, then you will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum.

Q:	What is the required vote for election of each director?

A:	The required vote for election of each director is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting.

The Company intends to conduct all voting at the Annual General Meeting by poll. In a poll, each shareholder present in person or by proxy will have one vote for each ordinary share registered in its name.

Q:	What is the required vote for ratification of the independent registered public accounting firm?

A:	The required vote for the ratification of the independent registered public accounting firm is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll.

Q:	Who is the Company's independent registered public accounting firm?

A:	The Board has selected Ernst & Young LLP as the independent registered public accounting firm to examine the Company's accounts for the current fiscal year. Representatives of Ernst & Young LLP will be present at the Annual General Meeting. Such representatives may make a statement if they desire to do so and will be available to answer appropriate questions.

Q:	Are there other matters to be acted upon at the Annual General Meeting?

A:	We do not know of any other matters to be presented or acted upon at the Annual General Meeting.

If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes at a cost of US $5,500 plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of ordinary shares. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

Q:	When are shareholder proposals for inclusion in the proxy statement for the 2006 Annual General Meeting due?

A:	In order to be considered for inclusion in the proxy statement for the 2006 Annual General Meeting of Shareholders, shareholder proposals must be in writing and received by December 9, 2005, by Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary. Such proposals, including any accompanying supporting statement, may not exceed 500 words.

Q:	When are nominations of persons for election as Directors or shareholder proposals for presentation at the 2006 Annual General Meeting due?

A:	If you desire to submit a proposal for consideration at a meeting of shareholders, or to nominate persons for election as Directors at any meeting duly called for the election of Directors, written notice of your intent to make such proposal or nomination must be given and received by the Company Secretary at our principal executive office not later than (1) with respect to an Annual General Meeting of Shareholders, sixty (60) days prior to the anniversary date of the immediately preceding Annual General Meeting, and (2) with respect to an Extraordinary General Meeting, the close of business on the tenth (10th) day following the date on which notice of such meeting is first sent or given to shareholders. Each notice shall describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and shall set forth (1) the name and address, as it appears on the books of the Company, of the shareholder who intends to make the proposal or nomination; (2) a representation that the shareholder is a holder of record of the Company's ordinary shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (3) the class and number of shares of the Company's ordinary shares which are beneficially owned by the shareholder.

In addition, in the case of a shareholder's proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual General Meeting you should contact our President and Chief Executive Officer, Scott E. Willkomm, at 441-298-4364 or our General Counsel, Paul Goldean, at 441-298-4378.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal Nos. 1 and 2)

The Board is presently comprised of nine directors divided into three classes: Class I, Class II and Class III. Each class consists of three directors generally elected in alternating years with each class serving for a term of three years. Directors generally serve until the Annual General Meeting of Shareholders in the year in which their term expires or until a successor is elected and qualified.

Proposal No. 1

Bill Caulfeild-Browne, Robert M. Chmely and William Spiegel, have been nominated for election as Class I directors. Mr. Caulfield-Browne and Mr. Chmely have been directors since 1999 and 1998, respectively. Mr. Spiegel was elected by the Board as a Class I director in January 2005 in connection with the acquisition of the in-force individual life reinsurance business of ING and the related transaction funding the acquisition, as provided in the Securities Purchase Agreement between the Company and certain affiliates of the Cypress Group, dated as of October 17, 2004 (the "Securities Purchase Agreement"). Under a Shareholders' Agreement by and among the Company and affiliates of the Cypress Group (the "Shareholders Agreement), entered into pursuant to the terms of the Securities Purchase Agreement, we are obligated under certain circumstances to nominate for election as director a Cypress Group nominee, as well as a Board observer. Mr. Spiegel is being nominated by the Company in connection with its obligation under the Securities Purchase Agreement. In accordance with our Articles of Association, since Mr. Spiegel was elected by our Board and not our shareholders, he must be elected by the shareholders at the Annual General meeting. Upon election, each of Mr. Caulfeild-Browne, Mr. Chmely and Mr. Spiegel will serve for a three-year term expiring at the Annual General Meeting of Shareholders in 2008 or until his successor is elected and qualified.

Vote Required

In order to be elected a director, each of the above nominees must receive the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy. Votes that are withheld, abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote for or against the election of each director, and therefore will not have the effect of a vote against the election of each director. The Company intends to conduct all voting at the Annual General Meeting by poll.

Proposal No. 2

Jean Claude Damerval has been nominated for election as a Class III director. The terms of the Class III directors expire in 2007. Mr. Damerval was elected by the Board as a Class III director in November 2004 to fill a vacancy created by the departure of Khanh T. Tran from the Board. In accordance with our Articles of Association, since Mr. Damerval was elected by our Board and not our shareholders, he must be elected by the shareholders at the Annual General Meeting. Upon election, Mr. Damerval will serve the remainder of the term of the Class III directors, expiring at the Company's Annual General Meeting of Shareholders in 2007 or until his successor is elected and qualified.

Vote Required

In order to be elected a director, Mr. Damerval must receive the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy. Votes that are withheld, abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote for or against the election of each director, and therefore will not have the effect of a vote against the election of each director. The Company intends to conduct all voting at the Annual General Meeting by poll.

THE BOARD RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE
NOMINEES FOR CLASS I AND CLASS III DIRECTORS.

All the nominees have indicated their willingness to serve as members of the Board if elected; however, in case any nominee becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote the proxy for a substitute nominee or nominees. The following sets forth information as to the nominees for election at the Annual General Meeting and each of the directors whose term of office will continue after the Annual General Meeting, including their ages, present principal occupations, other business experiences during the last five years, membership on committees of the Board and directorships in other publicly-held companies.

Current Board Members

Name	Age	Position	Year Term Expires
Class I nominees for terms ending in 2008:
Bill Caulfeild-Browne (1)(2)(3)	60	Lead Director	2005
Robert M. Chmely (1)(3)(4)	70	Director	2005
William L. Spiegel (2)(3)(4)	42	Director	2005
Class III nominee for term ending in 2007:
Jean Claude Damerval (1)(3)(4)	61	Director	2007
Continuing Directors:
Michael C. French (4)	62	Director (Chairman)	2007
Hazel R. O'Leary (1)(3)(4)	67	Director	2007
Michael Austin (1)(2)(3)	69	Director	2006
Lord Norman Lamont (2)(3)	62	Director	2006
Scott E. Willkomm (4)	39	Director	2006

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance Committee.

(4)	Member of the Finance and Investment Committee.

Michael Austin has served as a director since October 1998. Mr. Austin retired in 1992 as the Managing Partner of the Cayman Islands office of KPMG Peat Marwick, an international accounting and consulting firm. Mr. Austin was a partner resident in the Cayman Islands office for over 20 years. Since 1992, Mr. Austin has been self-employed as a chartered accountant. Mr. Austin served as a director of the Cayman Islands Monetary Authority from 1997 to 2003 and as its Chairman until July 2004. He has also served on a variety of other Cayman Islands government committees and government related boards, including the Cayman Islands Agricultural and Industrial Development Board, as Chairman, the Stock Exchange Committee, and the Government/Private Sector Consultative Committee. In 1990, Mr. Austin was awarded an M.B.E. by Her Majesty the Queen in recognition of services to the public and business community. Mr. Austin also serves as a non-executive director on several closely-held company boards.

Bill Caulfeild-Browne has served as a director since June 1999. Mr. Caulfeild-Browne was the Chief Operating Officer (U.S.) for Swiss Re Life and Health of America from 1996 to 1998. He was Chief Operating Officer and a director of The Mercantile and General Reinsurance Company, U.S., from 1990 to 1996, Senior Vice President from 1986 to 1990 and Vice President, Marketing from 1981 to 1986. He served on several other Mercantile and General boards in the USA and Canada, both in Life and Property Casualty. He was Chairman of the Research Council of the Life Office Management Association from 1993 to 1997, and served concurrently as a Member of LOMA's Board of Directors. He is presently Vice-Chairman for The Nature Conservancy of Canada in Ontario as well as sitting on other not-for-profit boards.

Robert M. Chmely has served as a director since October 1998. Mr. Chmely retired from The Prudential Insurance Company of America in November 1997. From December 1995 to November 1997, Mr. Chmely was President of Prudential Asset Management Group, the corporate pension business of The Prudential Insurance Company of America, and from December 1994 to December 1995, he was Chief Financial Officer of Prudential Asset Management Group. From December 1990 to December 1994, Mr. Chmely served as Senior Managing Director of Portfolio Management at The Prudential Insurance Company of America. He is a Fellow of the Society of Actuaries and a Chartered Financial Analyst.

Jean Claude Damerval has served as a director since November 2004. Mr. Damerval has owned his own corporate finance consulting practice focusing on the international insurance industry since 1994. From 1990-1994, Mr. Damerval served as Group Managing Director and Chief Executive Officer International Operations for AXA and from 1988 to 1990 served as AXA's Group Controller. Mr. Damerval has 34 years of experience in the insurance and finance business. He has been a lecturer and associate professor in accounting, corporate finance, international finance and strategic development at major business schools and universities in Paris. Mr. Damerval holds an M.B.A. degree in corporate finance and accounting from the Institut D'Etudes Politques, the first part of a PhD in international finance from Paris Economics University and is a graduate of the Association of International Bond Dealers in Montreux, Switzerland.

Michael C. French has served as a director since May 1998. He served as Chief Executive Officer of the Company from May 1998 to January 2005, and served as our President from May 1998 to March 2000. Mr. French has also been Chairman of the Board since March 2000. He was a Managing Director of Maverick Capital, Ltd. From 1993 to 1996, and a consultant to the law firm of Jones, Day, Reavis & Pogue from 1995 to January 2000. From 1996 to May 1998, Mr. French was a Managing Director of The Scottish Annuity Company (Cayman) Ltd. He was a director of Sterling Software, Inc. from July 1992 until its acquisition by another company in March 2000 and a director of Michaels Stores, Inc., a national specialty retail chain, from 1992 to August 2000. Mr. French was a partner with the law firm of Jackson & Walker, L.L.P. from 1976 through 1995. Mr. French received a B.B.A. and J.D. from Baylor University.

Lord Norman Lamont has served as a director since December 2001. From 1990 to 1993, Lord Lamont served as Chancellor of the Exchequer (Treasury Secretary), chairing the G7 group of Finance Ministers and the European Union Finance Ministers. Lord Lamont served as a Conservative Member of Parliament from 1972 to 1993, served as a Minister in the Departments of Energy, Trade & Industry, Defense and Treasury from 1979 to 1997, and became a member of the British House of Lords in 1998. Lord Lamont currently serves as a director of the Balli Group plc, a commodities trading company that specializes in steel, petrochemicals and non-ferrous metals. He also is an advisor to Rotch Property Group Ltd., one of Britain's largest private property companies. He also is a director of Compagnie Internationale de Participations Bancaires et Financieres, Banca Commerciala Robank, European Growth and Income Trust, and Jupiter Finance and Income Trust. He is Chairman of the East European Food Fund. Lord Lamont previously was a director of N.M. Rothschild & Sons Ltd. for whom he worked for more than 15 years.

Hazel R. O'Leary has served as a director since February 2001. Ms. O'Leary currently serves as the President of Fisk University and is the President of O'Leary & Associates, Inc., an energy consulting firm with a diverse mix of domestic and international energy producers and consumers as clients. Ms. O'Leary was the President and Chief Operating Officer of Blaylock & Partners, an investment banking firm, from 1997 to 2002. From 1993 to 1997, Ms. O'Leary served as United States Secretary of Energy, and from 1977 to 1981 served as Administrator and Deputy Administrator of the Department of Energy's Economic Regulatory Administration. Ms. O'Leary serves as a director on the boards of UAL Inc., the parent of United Airlines; AES Corporation, a global independent power producer; and Alchemix Corporation, an energy technology company.

William L. Spiegel is the President of The Cypress Group, which manages over $3.5 billion in private equity funds. He has been with the Cypress Group since its formation in 1994. Prior to joining the Cypress Group, he was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, he has worked on private equity transactions in a wide range of industries. Mr. Spiegel currently manages the Cypress Group's efforts in the healthcare and financial services industries. Mr. Spiegel is a director of Catlin Group Ltd., FGIC Corporation, GoldBanc, Med Pointe Inc., and Montpelier Re Holdings Ltd. He has an M.B.A. from The University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from The London School of Economics.

Scott E. Willkomm was appointed Chief Executive Officer effective January 1, 2005. He has served as a director since June 2000, and as our President since March 2000. He also served as the Company's Chief Financial Officer from September 2000 to April 2002. Mr. Willkomm was a Managing Director of Prudential Securities Incorporated from March 1999 to March 2000 and a Director from July 1996 to

February 1999. Mr. Willkomm served as a Senior Vice President of Oppenheimer & Co., Inc. from May 1995 to July 1996 and a Vice President from March 1992 to April 1995. He is a graduate of Bowdoin College.

Executive Officers

Name	Age	Position
Scott E. Willkomm	39	President and Chief Executive Officer
Paul Goldean	38	Executive Vice President and General Counsel
David Huntley	44	Chief Executive Officer, Scottish Re Holdings Limited
Thomas A. McAvity, Jr.	62	Executive Vice President and Chief Investment Officer
Hugh T. McCormick	60	Executive Vice President, Corporate Development
Elizabeth Murphy	50	Executive Vice President and Chief Financial Officer
Oscar R. Scofield	63	Chief Executive Officer, Scottish Re (U.S.), Inc.
Seth W. Vance	44	Chief Executive Officer, Scottish Holdings, Inc.
Clifford J. Wagner	45	Executive Vice President and Chief Actuary

Paul Goldean has been Executive Vice President and General Counsel since February 2004. He joined the Company in February 2002 as its Senior Vice President and General Counsel. Prior to joining the Company, Mr. Goldean worked at Jones, Day, Reavis & Pogue from March 2000 to February 2002 where, among other things, he acted as outside counsel to the Company. From 1997 to 2000, Mr. Goldean worked with the law firm of Strasburger & Price, L.L.P. Mr. Goldean received his B.B.A. from the University of Texas at El Paso and his J.D. from Southern Methodist University.

David Huntley has served as Chief Executive Officer of Scottish Re Holdings Limited since May 2003. Prior to joining Scottish Re Holdings Limited, Mr. Huntley served as Chief Executive Officer of Swiss Re Life & Health Australia Ltd. from September 2000 to March 2003. From February 1999 to September 2000 he served as Technical Operations Manager, Swiss Re Life & Health Ltd. and from February 1997 to February 1999 as Business Manager, Swiss Re Life & Health Ltd. Prior to his employment with Swiss Re, Mr. Huntley served as Directeur Général of Mercantile and General Gestion de Reassurance SA, Paris and held positions with Prudential Financial Services and the National Provident Institution. Mr. Huntley holds a B.A. degree (honors) in Mathematics & Statistics from York University. He is a Fellow of the Institute of Actuaries.

Thomas A. McAvity, Jr. has served as Executive Vice President and Chief Investment Officer since September 2000. Mr. McAvity's investment management career spans 30 years and all major asset classes. From 1996 to 2000, he was Vice President-Asset Liability Management with Allstate Life Insurance Company in Northbrook, Illinois. From 1989 to 1996, he was Vice President-Quantitative Research in the investment management subsidiary of Lincoln National Corporation. Prior to that, he held positions at Alex. Brown & Sons, Inc. and B. F. Saul Company. He is a graduate of Yale University and holds an MBA from Harvard Business School.

Hugh T. McCormick has served as Executive Vice President Corporate Development since February 2005. Prior to joining the Company, Mr. McCormick worked at LeBoeuf, Lamb, Greene & MacRae, L.L.P. from 1983 to 2005 where, among other things, he acted as outside counsel to the Company. During his tenure at LeBoeuf, Lamb, Greene & MacRae, L.L.P., Mr. McCormick, serving as a partner for the last 13 years, advised domestic and foreign insurance and reinsurance companies on tax, regulatory and corporate matters arising in connection with mergers and acquisitions, demutualizations, reinsurance transactions and insurance products. He is a correspondent member of the Reinsurance Section of the Society of Actuaries, and chairs the Regulation and Tax Committee of the Reinsurance Section. Mr. McCormick also regularly speaks and writes on insurance issues. From 2002 to 2004, he served as President and Chairman of the Board of Directors of the Insurance Tax Conference, Inc., and is a member of the Board of Advisors and Contributors of the Journal of Taxation of Investments. He contributed the chapter on "US Regulatory Issues" for International Life Insurance (Chancellor Publications Ltd. (UK), 2002), and is a co-author of Insurance Industry Mergers and Acquisitions, which is to be published in 2005 by the Society of Actuaries. From 1977 to 1981, he was an attorney-advisor with the Interpretative

Division of the Office of Chief Counsel of the Internal Revenue Service. Mr. McCormick received a B.A. from the University of Michigan, a J.D. from Rutgers University School of Law and an LL.M. (Taxation) from Georgetown University.

Elizabeth Murphy has served as Executive Vice President and Chief Financial Officer since April 2002. She is responsible for the day-to-day financial operations of the Company and its subsidiaries. From January 2001 to March 2002, Ms. Murphy was the Treasurer at ACE Limited. From December 1993 through December 2000 she served as the Chief Financial Officer of ACE Tempest Reinsurance Ltd. Prior to joining ACE Tempest Reinsurance Ltd., she served in Senior Audit Manager positions with PricewaterhouseCoopers in Bermuda and London. Ms. Murphy is a graduate of the University of Southampton in England and a member of the Institute of Chartered Accountants in England and Wales.

Oscar R. Scofield has served as Chairman and Chief Executive Officer of Scottish Re (U.S.), Inc. since February 2003. He joined Scottish Re (U.S.), Inc. as its President and Chief Operating Officer in September 2000. During the period immediately prior to joining Scottish Re (U.S.), Inc. he was a co-owner of the Chapfield Corporation from July 1995 to September 2000, providing expert witness opinions and consulting and intermediary services to many large insurance and reinsurance companies. Mr. Scofield has 41 years of experience in the insurance business. He has held senior management positions at General Electric Capital Corp., Transamerica Reinsurance Company and General Re Corporation where he served as President, Chief Executive Officer and a director of the General Reassurance Corporation. He is a graduate of Wartburg College where he currently serves as a member of the Board of Regents.

Seth W. Vance has served as President and Chief Executive Officer of Scottish Holdings, Inc. since April 2004. Prior to joining Scottish Holdings, Inc., Mr. Vance worked in London, England from 2000 to 2004, where he served as a Managing Director and Head of European CDOs with Deutsche Bank from 2002 to 2004, and as Managing Director and Head of European Global Structured Bonds and CDOs with Salomon Brothers from 2000 to 2002. From 1996 until 2000, Mr. Vance was the Director of Trading at Koch Industries, Inc., while also holding the position of Chief Operating Officer and Executive Vice President of Koch Petroleum Group. Prior to joining Koch, Mr. Vance spent eight years in Investment Banking, starting in Financial Institutions M&A with Salomon Brothers in 1988. After graduating college, Mr. Vance spent three years in public accounting and then attended business school. Mr. Vance holds a B.B.A. from Brigham Young University and an M.B.A. from Harvard Business School. Mr. Vance is also a Certified Public Accountant.

Clifford J. Wagner has been Executive Vice President and Chief Actuary since January 2002. Mr. Wagner served as Executive Vice President and Chief Actuary, Risk Management of Scottish Re (U.S.), Inc. from December 1999 to December 2001. Prior to joining Scottish Re (U.S.), Inc., Mr. Wagner worked as a marketing actuary with Transamerica Reinsurance Company from November 1995 to December 1999. His 20-year career in the actuarial profession includes 10 years with Time Insurance (now part of the Fortis Group) and three years with the Hartford Insurance Group. Mr. Wagner holds a B.S. degree in actuarial mathematics from the University of Wisconsin, Madison. He is a Fellow of the Society of Actuaries (FSA) and a Member of the American Academy of Actuaries (MAAA).

BOARD MEETINGS AND COMMITTEES

The Board met six times during fiscal year 2004. Each of the individual Board committees held separate meetings during fiscal year 2004. Overall attendance at board and committee meetings was approximately 95%. The Board has adopted the New York Stock Exchange's standards for determination of director independence. In 2004, the Board concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and it has also determined that none of them has a material relationship with the Company that would impair their independence from management or otherwise compromise his or her ability to act as an independent director: Michael Austin, Bill Caulfeild-Browne, Robert Chmely, Jean Claude Damerval, Lord Norman Lamont, Hazel O'Leary, Glenn Schafer and William Spiegel. Accordingly, the majority of the Board is comprised of independent directors. Mr. Schafer resigned from the Board effective February 21, 2005. Directors are encouraged to attend the Company's Annual General Meeting of shareholders. All nine (9) directors attended the 2004 Annual General Meeting of shareholders held on May 5, 2004.

The Board had four standing committees in fiscal year 2004: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance and Investment Committee. Each of these committees operates pursuant to a written charter, which may be found on our website at www.scottishre.com.

•	The Audit Committee (1) recommends to the Board annually, and at other appropriate times, the firm to be retained as our independent registered public accounting firm and, in connection therewith, reviews the professional services to be provided by the independent registered public accounting firm and the proposed fees therefore, and the independence of such firm from our management, considering, among other things, non-auditing services to be provided by the independent registered public accounting firm: (2) reviews with the independent registered public accounting firm their plans for and scope of their annual audit and other examinations; (3) reviews with the independent registered public accounting firm the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, and the reports of the results of such other examinations that they may undertake; (4) reviews with our appropriate officers and the independent registered public accounting firm the annual financial statements; (5) reviews with the appropriate officers our ongoing audit activities, examinations, and the results thereof; (6) reviews with the appropriate officers and the independent registered public accounting firm the adequacy of our internal accounting controls over financial reporting, auditing procedures, and practices and its financial, auditing, and accounting organizations and personnel; (7) reviews with the appropriate officers any recommendations made by the independent registered public accounting firm, as well as such other matters, if any, as such persons may desire to bring to the attention of the Audit Committee; and (8) reviews such other matters in relation to our accounting, auditing, and financial reporting practices and procedures as the Audit Committee may deem desirable in connection with the review function described above. In fiscal year 2004, the Audit Committee members were Michael Austin, Bill Caulfeild-Browne, Robert Chmely, Jean Claude Damerval and Hazel O'Leary. The Audit Committee met six times during fiscal year 2004. The Board, in its business judgment, has determined that all of the members of the Audit Committee are "independent," as defined in Section 303A.02 and 303A.06 of the New York Stock Exchange's listing standards and as required under Rule 10(a)(3) of the Securities Exchange Act of 1934. The Audit Committee has determined that Michael Austin qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

•	The Compensation Committee met seven times during fiscal year 2004. The Compensation Committee oversees the administration of the Company's Second Amended and Restated 1998 Stock Option Plan, the 1999 Stock Option Plan, the Harbourton Employee Options, the 2001 Stock Option Plan and the 2004 Equity Compensation Plan (collectively, the "Option Plans"). The Compensation Committee (1) recommends the Company's compensation policies and procedures to the Board; (2) reviews performance of Company officers; (3) approves base salary levels; (4) oversees the administration of the Option Plans and other incentive compensation plans; (5) reviews corporate goals and objectives, approved by the full Board relevant to CEO compensation, evaluates the performance of the CEO in light of these goals and objectives and sets the CEO's compensation level based on this evaluation; and (6) reviews committee member qualifications. The Compensation Committee members were Michael Austin, Bill Caulfeild-Browne, Lord Norman Lamont and Glenn Schafer. The Board, in its business judgment, has determined that all of the members of the Compensation Committee are "independent," as defined in Section 303A.06 of the New York Stock Exchange's listing standards.

•	The Corporate Governance Committee (1) identifies and makes recommendations to the Board on individuals qualified to serve as Board members; (2) develops and recommends to the Board corporate governance guidelines applicable to the Company; (3) takes a leadership role in shaping the corporate governance of the Company; (4) reviews and recommends the renomination of incumbent directors; (5) reviews and recommends committee appointments; (6) leads the Board in its annual review of the Board's performance; and (7) performs other related tasks, such as studying the size, committee structure, and meeting frequency of the Board. In addition, the

Corporate Governance Committee develops and reviews background information for candidates for the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Any shareholder wishing to propose a nominee to the Board should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant information and providing confirmation of the nominee's consent. In fiscal year 2004, the Corporate Governance Committee members were Lord Norman Lamont, Hazel O'Leary, Robert Chmely, Jean Claude Damerval, Michael Austin, Bill Caulfeild-Browne and Glenn Schafer. The Corporate Governance Committee met four times during fiscal year 2004. The Board, in its business judgment, has determined that all of the members of the Corporate Governance Committee are "independent," as defined in Section 303A.06 of the New York Stock Exchange's listing standards. The Corporate Governance Committee charter is attached as Annex A.

In carrying out its function to nominate candidates for election to the Board, the Corporate Governance Committee considers a mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate's personal and professional life, have an understanding of elements relevant to the success of a publicly-traded company and have established a record of professional accomplishment in such candidate's chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Corporate Governance Committee's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director's past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board. The Corporate Governance Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board.

The Corporate Governance Committee's methods for identifying candidates for election to the Board (other than those proposed by our shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board; our executives; individuals personally known to the members of the Board; and other research, including database and Internet searches. The Corporate Governance Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

Any of our shareholders may nominate one or more persons for election as a director at the annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Articles of Association. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

William Spiegel was nominated for election to the Board in connection with our obligation under the Securities Purchase Agreement, as described in more detail above under "Proposal for Election of Directors – Proposal No. 1." Jean Claude Damerval was nominated for election to the Board on the recommendation of our Corporate Governance Committee after a review of recommendations provided by a third-party search firm.

•	The Finance and Investment Committee establishes and monitors the Company's investment policies, the performance of the Company's investment managers and the Company's banking and/or financing relationships. The Finance and Investment Committee members were Robert Chmely, Jean Claude Damerval, Michael French, Hazel O'Leary, Glenn Schafer and Scott Willkomm. The Finance and Investment Committee met four times during fiscal year 2004.

Shareholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Company at Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda. The mailing envelope must clearly identify the correspondence as a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth the beneficial ownership of the ordinary shares of the Company by all persons who beneficially own 5% or more of the ordinary shares, by each director and named executive officer and by all directors, director nominees and executive officers as a group as of March 9, 2005.

Number of Percent of Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
Michael Austin (3)	27,000	*
Bill Caulfeild-Browne (3)	32,000	*
Robert Chmely (3)	27,200	*
Jean Claude Damerval (3)	20,000	*
Michael French (2)(3)	944,067	2.36%
Paul Goldean (3)	22,297	*
David Huntley (3)	40,000	*
Lord Norman Lamont (3)	16,000	*
Thomas McAvity, Jr. (3)	92,600	*
Hugh McCormick (3)	—	*
Elizabeth Murphy (3)	60,000	*
Hazel O'Leary (3)	20,700	*
Glenn Schafer (4)	—	*
Oscar Scofield (3)	143,489	*
William Spiegel (3)(5)(12)	—	*
Seth Vance (3)	41,667	*
Clifford Wagner (3).	91,852	*
Scott Willkomm (3) ..	426,507	1.06%
CMBP II (Cayman) Ltd. (6)(12)	3,953,183	9.88%
Wellington Management Company, LLP (7)	3,553,694	8.88%
T. Rowe Price Associates, Inc. (8)	2,767,335	6.91%
Pacific Mutual Holding Company (9)	3,007,380	7.52%
Boston Partners Asset Management, LLC (10)	2,052,445	5.13%
FMR Corp. (11)	3,586,612	8.97%
All directors, director nominees and executive officers as a group (eighteen persons)	1,985,104	4.96%

*	Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

(2)	Includes (i) 227,000 ordinary shares of the Company and 200,000 ordinary shares of the Company issuable upon the exercise of Class A warrants beneficially owned by an irrevocable trust of which Mr. French and certain family members are beneficiaries and (ii) 266,667 ordinary shares of the Company issuable upon the exercise of options beneficially owned by an irrevocable trust of which Mr. French and certain family members are beneficiaries. Mr. French disclaims beneficial ownership of such ordinary shares. Includes 60,000 ordinary shares of the Company issuable upon the exercise of options exercisable within 60 days and 150,000 ordinary shares of the Company issuable upon the exercise of Class A warrants exercisable within 60 days.

(3)	Does not include ordinary shares of the Company issuable upon exercise of stock options not exercisable within 60 days.

(4)	In accordance with Pacific Life's policy prohibiting its executives from receiving direct, personal benefits from Pacific Life investments, Glenn Schafer transferred 16,000 ordinary shares issuable upon exercise of stock options to Pacific Life. Mr. Schafer resigned from our Board effective February 21, 2005.

(5)	In accordance with the Cypress Group's policy prohibiting its executives from receiving direct, personal benefits from the Cypress Group investments, William Spiegel transferred 10,000 ordinary shares issuable upon exercise of stock options to the Cypress Group.

(6)	Based on a Schedule 13D filed by CMBP II (Cayman) Ltd. with the Securities and Exchange Commission on January 7, 2005, as a joint filer with Cypress Associates II (Cayman) L.P., Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant B II-A C.V., Cypress Side-by-Side (Cayman) L.P. and 55th Street Partners II (Cayman) L.P. The address of the joint filers is Cypress Associates II (Cayman) L.P., c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, New York 10022.

(7)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2005. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(8)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2005. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(9)	Based on a Schedule 13D filed by Pacific Mutual Holding Company with the Securities and Exchange Commission on January 11, 2002. The number is adjusted for the purchase by the Company from Pacific Life of 1,525,000 ordinary shares of the Company pursuant to a Share Purchase Agreement dated July 3, 2003. The address of Pacific Mutual Holding Company is 700 Newport Center Drive, Newport Beach, CA 92660-6397. The directors of Pacific Mutual Holding Company are Richard M. Ferry, Donald E. Guinn, Allen W. Mathies, Jr., Donn B. Miller, Susan Westerberg Prager, Richard M. Rosenberg, Glenn S. Schafer, Thomas C. Sutton, James R. Ukropina and Khanh T. Tran, all of whom disclaim beneficial ownership of the ordinary shares of the Company owned by Pacific Mutual Holding Company, except to the extent of their pecuniary interest therein.

(10)	Based on a Schedule 13G/A filed by Boston Partners Asset Management, LLC with the Securities and Exchange Commission on February 10, 2005. The address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, MA 02109.

(11)	Based on a Schedule 13G filed jointly by FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 14, 2005. Fidelity Management & Research Company ("Fidelity") a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,250,072 ordinary shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of ordinary shares of the Company owned by the investment companies at December 31, 2004 included 322,432 ordinary shares of the Company resulting from the assumed conversion of $7,000,000 principal amount of the Company's senior convertible notes (46.0617 ordinary shares of the Company for each $1,000 principal amount of debenture). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 3,250,072 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934, is the beneficial owner of 100,890 ordinary shares of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each as sole dispositive power over 100,890 ordinary shares of the Company and sole power to vote or to direct the voting of 100,890 ordinary shares of the Company owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp., and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 235,650 ordinary shares of the Company. Fidelity International Limited, a Bermudan joint stock company incorporated for an unlimited duration by private act of the Bermuda Legislature ("FIL") and an investment adviser to various investment companies and certain institutional investors, as a beneficial owner of the 235,650 ordinary shares of the Company. FIL has sole power to vote and the sole power to dispose of 235,650 shares.

(12)	Mr. Spiegel, CMBP II (Cayman) Ltd. and Cypress Associates II (Cayman) L.P. disclaim beneficial ownership of the ordinary shares of the Company owned by the Cypress Entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2001, the Company completed the acquisition of all of the issued and outstanding shares of Scottish Re Holdings Limited from Pacific Life, pursuant to a Share Purchase Agreement between the Company and Pacific Life, which we refer to as the Share Purchase Agreement, dated as of August 6, 2001, as amended. As a result of the acquisition, Scottish Re Holdings Limited became a wholly owned subsidiary of the Company, and Pacific Life received 4,532,380 of our ordinary shares. In connection with the Share Purchase Agreement, the Company entered into a Stockholder Agreement with Pacific Life, providing that as long as Pacific Life owned not less than 15% of our issued and outstanding ordinary shares, Pacific Life had the right to nominate 20% of the persons for election or reelection to the Board. In addition, as long as Pacific Life owned not less than 10%, but not more than 15%, of our issued and outstanding ordinary shares, Pacific Life had the right to nominate one person for election or reelection to the Board. As long as Pacific Life owned not less than 15% of our issued and outstanding ordinary shares, we had agreed that at least one of Pacific Life's nominees to the Board will serve on our Audit, Compensation, and Finance and Investment Committees. Mr. Schafer, the President of Pacific Life, and Mr. Tran, the Executive Vice President and Chief Financial Officer of Pacific Life, were appointed as directors by the Board in December 2001 and were elected by shareholders in May 2002 as Class I and Class III directors respectively. Mr. Tran did not seek re-election as a Class III director in 2004. Mr. Schafer resigned from the Board effective February 21, 2005. In addition, because Pacific Life currently holds less than 10% of our issued and outstanding ordinary shares, it no longer has the right to nominate persons for election or re-election to the Board.

On December 31, 2004 (the "Closing Date"), pursuant to the terms of the Securities Purchase Agreement, we issued to the Cypress Entities (i) 3,953,183 ordinary shares (the "Ordinary Shares"), (ii) Class C Warrants to purchase an aggregate of 3,206,431 ordinary shares (the "Warrants") and (iii) $41,282,479 aggregate principal amount of 7.00% Convertible Junior Subordinated Notes due 2034 (the "Notes"). The Ordinary Shares, the Warrants and the Notes are collectively referred to as the "Purchased Securities".

The Warrants will be exercisable at an exercise price equal to $0.01 per ordinary share. The number of ordinary shares for which the Warrants are exercisable is subject to customary anti-dilution adjustments. The Warrants do not have voting rights and are not exercisable until (i) our shareholders approve (A) certain amendments to our Articles of Association to allow the Cypress Entities to hold more than 9.9% of the issued and outstanding ordinary shares and own or control ordinary shares constituting 10% or more of the total combined voting rights attaching to our issued ordinary shares and (B) the issuance to the Cypress Entities of more than 20% of our outstanding ordinary shares, as required by New York Stock Exchange rules (collectively, the "Shareholder Proposals"), and (ii) requisite regulatory approvals have been obtained from insurance regulators in Delaware and the United Kingdom. As of the date of this proxy statement, the Cypress Entities have applied for these regulatory approvals. In addition, we have scheduled a shareholders meeting for April 7, 2005 to vote on the Shareholder Proposals. Notwithstanding the foregoing, the Warrants will become exercisable (i) immediately upon their transfer to an unaffiliated third party provided that such transfer complies with the ownership limitations contained in our Articles of Association or (ii) to the extent the exercise thereof would not cause the Cypress Entities to own in the aggregate greater than 9.9% of our ordinary shares then outstanding. Upon approval of the Shareholder Proposals and the receipt of all requisite regulatory approvals, the Warrants will automatically be exercised for the applicable number of ordinary shares. In the event that a change of control occurs and the Warrants cannot be exercised in full for ordinary shares by the terms of the our Articles of Association or by applicable law, the holders of Warrants may require us to repurchase the unexercised Warrants pursuant to the terms specified in the Warrants.

Holders of the Notes do not have voting rights. The Notes are our unsecured obligations, subordinated to all indebtedness that does not by its terms rank pari passu or junior to the Notes, including any guarantees issued by us in respect of senior or senior subordinated indebtedness. The Notes bear interest at 7% per annum, subject to the application of the Penalty Rate if the Shareholder Proposals are not approved as more fully described below. The accrued but unpaid interest on the Notes will be payable in kind on December 1 and June 1 of each year, beginning June 1, 2005, by the issuance of additional Notes of the same series, having the same terms and conditions as the Notes and having a principal amount equal to the amount of such accrued and unpaid interest. However, (i) during the period following the third anniversary of the Closing Date until the tenth anniversary of the Closing Date, we may at our option pay any of such accrued but unpaid interest in cash in lieu of in kind, and (ii) following the tenth anniversary of the Closing Date, the Cypress Entities may at their option receive any of such accrued but unpaid interest in cash in lieu of in kind. The Notes are convertible and exchangeable under the circumstances described below.

Upon the approval of our shareholders and the receipt of all requisite regulatory approvals, the Notes will automatically be converted into ordinary shares at an initial conversion price of $19.375 per ordinary share, subject to customary anti-dilution adjustments. If upon approval of the Shareholder Proposals the requisite regulatory approvals have not been obtained, the Notes will automatically be exchanged for additional Warrants to purchase the number of ordinary shares into which the Notes (including any accrued and unpaid interest through the date of conversion) were convertible. If we have sought approval of the Shareholder Proposals unsuccessfully at least twice, after the first anniversary of the Closing Date, we may redeem all (but not less than all) of the then-outstanding Notes for cash at a redemption price per share equal to the greater of (i) an amount equal to, (A) if prior to the third anniversary of the Closing Date, the initial Purchase Price paid by the Cypress Entities for the Notes, plus an amount calculated based on an annual, compounded internal rate of return equal to the Penalty Rate (described below) on such investment for the period from the Closing Date through the third anniversary thereof (applying the 19% Penalty Rate to such period), or (B) if after the third anniversary of the Closing Date, the principal amount thereof plus accrued and unpaid interest thereon through the date of repurchase, and (ii) the market value at the time of such redemption of the number of ordinary shares into which the Notes are then convertible. In the event of a change of control, it will be required to repurchase the Notes pursuant to the terms specified in the Notes.

If the shareholders do not approve the Shareholder Proposals by June 30, 2005 (a "Failed Condition"), we will be required to make additional payments on the Warrants by paying cash equal to, on a per annum basis, 5% of the product of (i) the number of ordinary shares underlying the Warrants then held by the Cypress Entities and (ii) the Purchase Price, or, at our option in lieu of cash, by issuing additional Notes with an equivalent aggregate principal amount, such payment or issuance to be made on the business day immediately following the date of occurrence of the Failed Condition, and on each six-month anniversary thereafter, until the Shareholder Proposals have been approved. In addition, until the Shareholder Proposals have been approved, we will make an additional payment on the Warrants equal to the dividend then currently payable on ordinary shares, which will be assumed to be no less than $0.20 per share per annum.

Furthermore, in the event of a Failed Condition, the Notes will bear interest at the Penalty Rate applied retroactively from the Closing Date until the earliest to occur of a cure of such condition, early redemption of the Notes or the maturity thereof. The "Penalty Rate" means a rate per annum equal to, (i) if a Failed Condition occurs in 2005, 15% applicable through December 31, 2005, (ii) if a Failed Condition occurs or continues in 2006, 17% through December 31, 2006 and (iii) 19% thereafter.

As long as the Cypress Entities continue to hold the lesser of (i) 9.9% or more of the voting power of our voting securities on an as-converted basis or (ii) 35% or more of the Purchased Securities on an as-converted basis, the Cypress Entities have the non-assignable right to designate one director and one non-voting observer to be appointed to our Board of Directors. Subject to satisfaction of applicable legal criteria, this director is also entitled to be on our Compensation Committee, Corporate Governance Committee and Finance and Investment Committee. On January 3, 2005, the Cypress Entities designated William Spiegel as a director. He currently serves on the Compensation, Corporate Governance and the Finance and Investment Committees. The Cypress Entities also designated Gene Lee as a non-voting observer. Mr. Spiegel and Mr. Lee were appointed to their respective positions on the Board of Directors effective January 3, 2005.

In connection with the sale of the securities to affiliates of the Cypress Group, we paid on January 4, 2005 an equity commitment fee to the Cypress Advisors, Inc., an affiliate of the Cypress Group, in the amount of $2,000,000.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table includes certain summary information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2002, 2003 and 2004 by the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at the end of 2004.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)		Restricted Stock Awards(2)	Shares Underlying Options/SARs(3)	All Other Compensation(4)
Michael C. French (5)	2004	$625,000	$400,000	(6)	$0		0	0	117,233	(7)
	2003	600,000	300,000		0		0	0	78,903
	2002	600,000	400,000		0		0	100,000	13,928

Scott E. Willkomm (8)	2004	575,000	750,000	(9)	0		0	0	111,812	(10)
	2003	510,000	300,000		0		0	0	67,784
	2002	510,000	400,000		0		0	25,000	29,727

Clifford J. Wagner (11)	2004	300,000	175,000	(12)	120,000	(13)	0	0	64,531	(14)
	2003	250,000	90,000		0		0	0	151,750
	2002	250,000	75,000		0		0	10,000	60,484

Seth W. Vance (15)	2004	292,308	385,000	(16)	0		$1,627,500	125,000	73,993	(17)

Elizabeth Murphy (18)	2004	300,000	175,000	(19)	150,000	(20)	0	0	74,898	(21)
	2003	275,000	110,000		150,000		0	0	70,205
	2002	206,250	225,000	(22)	112,500		0	100,000	53,672

(1)	Perquisites and personal benefits furnished to the named executive officers that do not meet the disclosure thresholds established under the Securities and Exchange Commission regulations are not included in this column.

(2)	The aggregate restricted share holdings as of December 31, 2004 are as follows: Seth Vance (75,000 shares—Aggregate Value: $1,627,500). Restricted shares granted pursuant to the 2004 Equity Incentive Plan are separated into two types: (a) restricted shares and (b) performance shares. Restricted shares represent 25% of every grant (excluding options) and are time vested, with final cliff vesting occurring at the end of three years from the date of issuance. Performance shares represent 75% of every grant and vest only to the extent performance goals are achieved over a three-year period. The performance shares issued to Mr. Vance will vest in total to the extent we achieve the following targets, in aggregate, for each of the years 2004 to 2006 (the "performance period"): (a) 15% growth of operating earnings per share; (b) 11% growth of book value per share; and (c) an operating return on equity of 12.5%. Performance shares are granted at the end of the performance period.

(3)	Stock options granted prior to January 1, 2002 vest one-third each year commencing on the first anniversary of the grant, and stock options granted from January 1, 2002 to November 2, 2004 vest one-fifth each year commencing on the first anniversary of the grant. All stock options issued pursuant to the 2004 Equity Incentive Plan and all stock options issued after November 2, 2004 vest one-third each year commencing on the first anniversary of the date of grant.

(4)	Includes contributions on behalf of the named executive officers under the 401(k) plan, pension contributions and specified premiums paid by the Company for certain life, health and disability insurance arrangements covering the named executive officers.

(5)	Mr. French served as Chief Executive Officer from May 1998 to January 1, 2005. Effective April 6, 2000, Mr. French became Chairman of the Board.

(6)	Mr. French's incentive bonus was approved by the Compensation Committee on February 9, 2005.

(7)	Represents pension contributions in the amount of $92,500, club membership dues in the amount of $999 and life, health and disability insurance expenses in the amount of $23,733.

(8)	Mr. Willkomm became Chief Executive Officer effective January 1, 2005 and has served as President since March 8, 2000.

(9)	Mr. Willkomm's incentive bonus was approved by the Compensation Committee on February 9, 2005.

(10)	Represents pension contributions in the amount of $87,500, club membership dues in the amount of $6,442.80 and life, health and disability insurance expenses in the amount of $24,310.

(11)	Mr. Wagner became Executive Vice President and Chief Actuary on January 1, 2002 and served previously as Executive Vice President and Chief Actuary, Risk Management of Scottish Re (U.S.), Inc. from December 1999.

(12)	Mr. Wagner's incentive bonus was approved by the Compensation Committee on February 17, 2005.

(13)	Includes $120,000 housing allowance as provided under Mr. Wagner's employment agreement.

(14)	Represents 401(k) and pension contributions in the amount of $53,000 and life, health and disability insurance expenses in the amount of $11,532.

(15)	Mr. Vance became Chief Executive Officer of Scottish Holdings, Inc. on April 5, 2004.

(16)	Mr. Vance received a signing bonus of $135,000 upon execution of his employment agreement. The reported amount also includes Mr. Vance's 2004 incentive bonus of $250,000, which was guaranteed under his employment agreement and approved by the Compensation Committee.

(17)	Represents pension contributions in the amount of $46,598, club membership dues in the amount of $3,435 and life, health and disability insurance expenses in the amount of $23,942.

(18)	Ms. Murphy became Executive Vice President and Chief Financial Officer on April 1, 2002.

(19)	Ms. Murphy's incentive bonus was approved by the Compensation Committee on February 17, 2005.

(20)	Includes $150,000 housing allowance as provided under Ms. Murphy's employment agreement.

(21)	Represents pension contributions in the amount of $56,000, club membership dues in the amount of $2,250 and life, health, and disability insurance expenses in the amount of $16,648.

(22)	Ms. Murphy received a signing bonus of $125,000 upon execution of her employment agreement in 2002. The reported amount also includes Ms. Murphy's 2002 incentive bonus which was approved by the Compensation Committee on February 10, 2003.

Options Granted During Fiscal Year 2004

The following table provides information related to options granted to the named executive officers during fiscal year 2004.

	Individual Grants (1)				Potential Realized Value at Assumed Annual Rate of Common Share Price Appreciation for Option Term (2)
Name	Number of Common Shares Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	0%	5%	10%
Michael C. French	0	0	0	—	—	—	—
Scott E. Willkomm	0	0	0	—	—	—	—
Clifford J. Wagner	0	0	0	—	—	—	—
Seth W. Vance.	125,000	2.3	23.87	5/15/2014	($271,250)	$1,434,626	$4,051,776
Elizabeth A. Murphy	0	0	0	—	—	—	—

(1)	The stock options issued between January 1, 2002 and November 2, 2004 under the Second Amended and Restated 1998 Stock Option Plan, the 1999 Stock Option Plan, the Harbourton Employee Options and the 2001 Stock Option Plan (the "Option Plans") are exercisable in five equal installments commencing the first anniversary of their issuance. All other options issued under the Option Plans or the 2004 Equity Incentive Compensation Plan are exercisable in three equal installments commencing on the first anniversary of their issuance.

(2)	The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the ordinary shares over the terms of the options. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended by the Company to forecast possible future appreciation of the price of the ordinary shares.

Options Exercised During Fiscal Year 2004 and Fiscal Year-End Option Values

The following table provides information, for each of the named executive officers, regarding the exercise of options during 2004 and unexercised options held as of December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options/SARs December 31, 2004				Value of Unexercised In-the-Money Options/SARs at December 31, 2004
			Exercisable		Unexercisable		Exercisable	Unexercisable
Michael C. French	33,333	$283,424	40,000	*	60,000	*	$3,250,670	$516,000
Scott E. Willkomm	60,000	727,236	375,000		15,000		6,232,625	129,000
Clifford J. Wagner	—	—	89,000		6,000		1,459,650	51,600
Seth W. Vance.	—	—	—		125,000		—	253,750
Elizabeth Murphy	—	—	40,000		60,000		294,800	442,200

*	Does not include 266,667 options transferred in 2000 to an entity owned by a family trust controlled by an independent trustee and established for the benefit of Mr. French and certain family members. Mr. French disclaims beneficial ownership of such options and the underlying ordinary shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to the Company's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	683,800	$19.91	1,636,300
Equity compensation plans not approved by security holders(2)	1,807,436	$12.99	66,122
Total	2,491,236	$14.89	1,702,422

(1)	Includes the 2001 Stock Option Plan and the 2004 Equity Incentive Compensation Plan.

(2)	Includes the Second Amended and Restated 1998 Stock Option Plan, 1999 Stock Option Plan and Harbourton Employee Options.

The equity plans set forth below have not been approved by the Company's shareholders. The Second Amended and Restated 1998 Stock Option Plan was implemented in connection with the Company's initial public offering in November 1998. The 1999 Stock Option Plan and Harbourton Employee Options are broad-based plans that were not required by rules applicable at the time the plans were put in place to be approved by the shareholders.

Second Amended and Restated 1998 Stock Option Plan.    The plan became effective June 18, 1998. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. The plan provides for automatic annual grants of 2,000 nonqualified stock options to non-employee directors. Grants to other participants are made at the discretion of the Compensation Committee. The plan requires that options be granted at not less than fair market value on the date of grant. Except with respect to the automatic grants to non-employee directors, which are fully vested at grant, options under the plan originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option granted between January 1, 2002 and November 3, 2004 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. Pursuant to a Compensation

Committee resolution, all option grants after November 3, 2004 vest in tranches with one-third vesting on each of the first three anniversaries of the date of grant. The participants' options agreements may provide for accelerated vesting of options upon a change in control of the Company. Options granted under the plan have a maximum term of 10 years.

The plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, but no termination of the plan may adversely affect the rights of participants under prior awards. The plan provides that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 1,600,000 shares.

1999 Stock Option Plan.    The plan became effective December 20, 1999. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. The plan provides for automatic annual grants of 2,000 nonqualified stock options to non-employee directors. Grants to other participants are made at the discretion of the Compensation Committee. The plan requires that options be granted at not less than fair market value on the date of grant. Except with respect to the automatic grants to non-employee directors, which are fully vested at grant, options under the plan originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option granted between January 1, 2002 and November 3, 2004 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option grants after November 3, 2004 vest in tranches with one-third vesting on each of the first three anniversaries of the date of grant. The participants' options agreements may provide for accelerated vesting of options upon a change in control of the Company. Options granted under the plan have a maximum term of 10 years.

The plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, but no termination of the plan may adversely affect the rights of participants under prior awards. The plan provides that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 750,000 shares.

Harbourton Employee Options.    The plan became effective December 20, 1999. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. These options originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant, provided that vesting is accelerated upon a change in control (as defined in the option agreements). Pursuant to a Compensation Committee resolution, all option granted between January 1, 2002 and November 3, 2004 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option grants after November 3, 2004 vest in tranches with one-third vesting on each of the first three anniversaries of the date of grant. The options generally expire seven years from the date of grant, although they may expire earlier if the employee dies, retires, becomes permanently disabled or otherwise leaves the employ of the Company (in which case the options expire at various times ranging from 60 days to 2 years). The option agreements provide that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization.

The Plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, unless such termination would adversely effect the rights of the participants under prior awards. The plan provides that the exercise price and number of shares, subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation or similar transactions involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 750,000.

Compensation of Directors

Directors who are also our employees are not paid any fees or additional compensation for services as members of our Board or any committee thereof. In 2004, non-employee directors received cash in the amount of $25,000 per annum and $3,000 per Board or committee meeting attended. The chairman of the Audit Committee received a fee of $5,000 per meeting and the chairman of each of the other committees received a fee of $3,500 per meeting. Pursuant to internal policies at Pacific Life, which forbid its officers from being compensated for taking Board positions in companies in which Pacific Life has an ownership interest, the compensation of Mr. Schafer is paid directly to Pacific Life. On May 5, 2004, each non-employee director was granted an option to purchase 2,000 ordinary shares pursuant to our Second Amended and Restated 1998 Stock Option Plan with an exercise price per share equal to the fair market value of $21.70.

On May 4, 2005, non-employee directors will receive a cash retainer per annum of $65,000 and will be required to own a minimum of 8,000 of the Company's ordinary shares. The non-employee directors will have a period of either five or seven years to obtain the 8,000 ordinary shares. Non-employee directors will no longer receive an annual option to purchase 2,000 ordinary shares. Board, committee meeting and chairman payments have not changed. Pursuant to internal policies at The Cypress Group, the compensation of Mr. Spiegel is paid directly to him and then transferred to The Cypress Group.

Employment and Change of Control Agreements

Michael C. French.    Under his employment agreement, Mr. French agreed to serve as Chief Executive Officer for a term commencing on February 10, 2003 and ending on February 10, 2006, to be automatically extended on each February 10 for an additional one year term, subject to 90 days advance written notice by either the Company or Mr. French of an intention not to renew the employment agreement. On January 1, 2005, Mr. French agreed to step aside as Chief Executive Officer and now serves in other capacities as an executive of the Company. The primary terms of his employment agreement have not been modified.

Scott E. Willkomm.    Under his employment agreement, Mr. Willkomm has agreed to serve as President for a term commencing on July 8, 2002 and ending on July 8, 2005, to be automatically extended on each July 8 for an additional one year term, subject to 90 days' advance written notice by either the Company or Mr. Willkomm of an intention not to renew the employment agreement. On January 1, 2005, Mr. Willkomm was appointed as Chief Executive Officer of the Company. No other terms of his employment agreement were modified.

Clifford J. Wagner.    Under his employment agreement, Mr. Wagner has agreed to serve as Executive Vice President and Chief Actuary for a term commencing on June 1, 2002 and ending on June 1, 2005, to be automatically extended on each June 1 for an additional one year term, subject to 90 days' advance written notice by either the Company or Mr. Wagner of an intention not to renew the employment agreement.

Seth W. Vance.    Under his employment agreement, Mr. Vance agreed to serve as Chief Executive Officer of Scottish Holdings, Inc., for a term commencing on April 21, 2004 and ending on April 21, 2007, to be automatically extended on each April 21 for an additional one year term, subject to 90 days' advance written notice by either the Company or Mr. Vance of an intention not to renew the employment agreement.

Elizabeth A. Murphy.    Under her employment agreement, Ms. Murphy has agreed to serve as Executive Vice President and Chief Financial Officer for an initial term commencing on April 1, 2002 and ending on April 1, 2005, to be automatically extended on each April 1 for an additional one year term, subject to 90 days' advance written notice by either the Company or Ms. Murphy of an intention not to renew the employment agreement.

Confidentiality.    Each employment agreement provides that the executive will maintain in confidence all confidential matters and that the executive will not:

•	during employment or, upon receipt of severance compensation upon termination of employment, for one year thereafter, participate in the management of any business enterprise that engages in substantial and direct competition with us; or

•	during employment or for one year thereafter, attempt to influence, persuade or induce (or assist any other person in so persuading or inducing) any employee to leave us.

Severance.    In addition, each executive is entitled to severance compensation in the event of:

•	termination by us of the executive's employment in any case other than death, disability or cause;

•	termination by the executive of employment for "good reason" which shall mean

(A)	prior to a change in control:

(i)	the Company's failure to comply with any material provision of the employment agreement;

(ii)	liquidations, dissolution, merger, consolidation or reorganization of the Company or all of its business and/or assets, unless a successor assumes all duties and obligations under the executive's employment agreement; or

(iii)	upon our notification to the executive of our intent not to renew the executive's employment agreement at the expiration of the initial term or any anniversary thereafter.

(B)	on or after a change in control:

(i)	any of the events referenced above;

(ii)	any material and adverse change to the executive's duties or authority inconsistent with the executive's title;

(iii)	diminution of executive's title or positions;

(iv)	the relocation of executive's office;

(v)	a reduction of executive's base salary; or

(vi)	a mutual reduction of executive's benefits.

In the case of Mr. French, good reason prior to a change in control shall also be for any reason or without reason after the expiration of March 23, 2008 and November 29, 2009, respectively.

In the case of Messrs. French and Willkomm and Ms. Murphy, good reason after a change of control shall also be for any reason or without reason.

The severance compensation that Mr. French will be entitled to upon any termination referred to above includes a lump sum payment equal to three times the sum of his annual base salary and incentive compensation at the highest respective rates in effect for any year prior to the termination.

The minimum severance compensation that each executive, excluding Mr. French, will be entitled to upon any such termination includes a lump sum payment equal to either one (Mr. Wagner) or two (Mr. Vance and Ms. Murphy) times the sum of:

•	the executive's respective annual base pay at the highest rate in effect for any year prior to the termination; and

•	the annual incentive compensation at the highest rate in effect for any year prior to the termination.

For both Mr. Wagner and Ms. Murphy, the sum listed above also includes the housing allowance at the highest rate in effect for any year prior to termination.

Change of Control.    In the instance of a change of control, each executive will be entitled to a lump sum payment equal to three times the sum of:

•	the executive's respective annual base pay at the highest rate in effect for any year prior to the termination; and

•	the annual incentive compensation at the highest rate in effect for any year prior to termination.

For both Mr. Wagner and Ms. Murphy, the sum listed above also includes the housing allowance at the highest rate in effect for any year prior to termination.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, the Compensation Committee had responsibility for our executive compensation practices and policies. No officer or employee of the Company or its subsidiaries is a member of the Compensation Committee.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board had responsibility for our executive compensation practices and policies in 2004. The four directors on the Compensation Committee were independent, outside directors. Of the nine directors on the Board at the end of 2004, seven were independent, outside directors who were not officers or employees.

Executive Pay Policy and Objectives

Our compensation is intended to attract, retain and motivate the key people necessary to lead us to achieve our strategic objective of increased shareholder value over the long term, reflecting our belief that executive compensation should seek to align the interests of our executives with those of our shareholders.

In addition, we believe compensation should be determined within a competitive framework based on overall financial results, teamwork and individual contributions that help build shareholder value. The primary objectives of our compensation program are to:

•	provide a direct link between pay and performance;

•	allocate a larger percentage of executive compensation to pay that is conditional or contingent in order to positively influence behavior and support accountability;

•	offer total compensation opportunities that are fully competitive with external markets in design and pay level; and

•	emphasize the need to focus on shareholder value, in addition to providing competitive value to our customers.

Our compensation program utilizes four components to meet our compensation objectives: base salary, bonuses, short-term incentives and long-term compensation in the form of restricted shares and stock options.

In establishing base salaries, we have adopted a strategy of setting executive salaries at or above market to retain and attract key executives, while providing incentive compensation pay opportunities, based on performance achievement. We set the salary ranges in this manner to ensure that our base salary practices do not put us at a competitive disadvantage in retaining and attracting key executives while ensuring an appropriate cost structure.

Annual bonus compensation is based on individual and corporate performance during the prior fiscal year in relationship to performance targets. Under their respective employment contracts, each executive is eligible to receive a cash bonus at the sole discretion of the Board. Factors taken into consideration include, but are not limited to, ordinary share performance relative to our industry peer group, revenue and earnings growth, investment management results, return on shareholder equity and other key financial and operational measures. The bonuses awarded in 2004 were based on the aforementioned factors and were consistent with the level of accomplishment and appropriately reflected individual and Company performance in 2004.

We believe that our current program of a base salary, bonuses and long- and short- term performance-based compensation that can be earned by our executive officers will increase long-term shareholder value.

Base Salary and Bonuses

The Board has reviewed and adjusted the salaries of its named executive officers for 2005. Messrs. Willkomm's, Wagner's and Ms. Murphy's 2005 annual base salary was increased to $750,000, $350,000 and $350,000, respectively. Messrs. French's and Vance's annual base salary for 2005 was not increased. In February 2005 the Company paid Messrs. French, Willkomm, Wagner, and Vance and Ms. Murphy a bonus in the amount of $400,000, $750,000, $175,000, $250,000 and $175,000, respectively, in recognition of the performance and contribution of each to our business in 2004.

The base salary adjustments for Messrs. Willkomm, Wagner and Ms. Murphy for 2005 were determined by the Compensation Committee's evaluation of their individual contributions toward the creation of shareholder value and the competitive market for the services of individuals possessing their skills and experience. Bonuses awarded to the above named executives were determined upon the same factors used for all executive management of the Company, including but not limited to our ordinary share performance, revenue and business growth, investment management results, return on shareholders' equity and growth of our operating income.

Compensation of Chief Executive Officer

Mr. French served as the Company's Chairman of the Board and Chief Executive Officer during 2004. The Compensation Committee approved all components of Mr. French's 2004 compensation. The compensation reported for Mr. French in the compensation tables and discussed in this report represents amounts paid for Mr. French's services in 2004.

Mr. French's 2004 compensation was determined pursuant to the same policy and philosophy used for all executive officers. In determining Mr. French's total compensation for 2004, the Compensation Committee reviewed the strong financial results of the Company, Mr. French's superior leadership during his tenure, his industry experience, his role in the continued strategic positioning of the Company and achievement of operational goals.

Equity Compensation

Prior to February 11, 2002, the Option Committee oversaw the administration of the Equity Compensation Plans. The Equity Compensation Plans are designed to provide incentive compensation to our directors, executive officers, and other key employees, consultants and advisors. Since February 11, 2002 the Compensation Committee has overseen the administration of the Option Plans.

The foregoing report on executive compensation is provided by the Compensation Committee of the Board of Directors of the Company during 2004:

Bill Caulfeild-Browne – Chairman
Michael Austin
Lord Norman Lamont
Glenn Schafer

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, senior officers of the Company and certain other financial executives, which is a "code of ethics" as defined by applicable rules of the SEC. We have also adopted a Business Code of Conduct applicable to all officers, directors and employees of the Company. A copy of our Code of Ethics and/or our Business Code of Conduct may be obtained without charge by written request to the attention of the Secretary of Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Performance Graph

The following graph compares the cumulative shareholder return on our ordinary shares with the Standard & Poor's 500 Stock Index, Standard & Poor's (Life/Health) Index. The indices are included for comparative purposes only, do not necessarily reflect management's opinion that such indices are an appropriate measure of relative performance of the Company's ordinary shares, and are not intended to forecast or be indicative of future performance of the ordinary shares. The comparison assumes $100 was invested as of November 24, 1998 (the date our ordinary shares began trading on a "when issued" basis) and the reinvestment of all dividends. The closing market price of the Company's ordinary shares on December 31, 2004 was $25.90 per share.

Comparison of Cumulative Shareholder Return

Total Return To Shareholders
(Includes reinvestment of dividends)

ANNUAL RETURN PERCENTAGE
Years Ending

Company / Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
SCOTTISH RE GROUP LTD	49.74	63.46	-8.77	20.29	25.75
S&P 500 INDEX	-9.10	-11.89	-22.10	28.68	10.88
S&P 500 LIFE & HEALTH INSURANCE	13.81	-7.73	-16.23	27.09	22.15

INDEXED RETURNS
Years Ending

Company / Index	Base Period Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
SCOTTISH RE GROUP LTD	100	149.74	244.76	223.30	268.60	337.78
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P 500 LIFE & HEALTH INSURANCE	100	113.81	105.01	87.96	111.80	136.55

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

On February 8, 2005, the Audit Committee selected, and the Board unanimously approved the selection, subject to ratification by the Company's shareholders, of Ernst & Young LLP to continue to serve as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2005. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1998.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual General Meeting.

Ratification of the independent registered public accounting firm requires the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote for or against ratification of the independent registered public accounting firm, and therefore will not have the effect of a vote against ratification of the independent registered public accounting firm. The Company intends to conduct all voting at the Annual General Meeting by poll.

Audit Committee Report

On May 31, 2002, the Board adopted an Audit Committee Charter, which was last reviewed and amended on February 8, 2005. A copy of this amended Audit Committee Charter is included as Annex B to this Proxy Statement. The Audit Committee is currently composed of five outside directors who are not officers of employees of the Company or its subsidiaries. All members of the Audit Committee are independent as defined by Section 303 of the New York Stock Exchange Listed Company Manual.

As more fully described in the Audit Committee Charter, the Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. Additionally, the independent registered public accounting firm is responsible for performing an audit of management's assessment of internal control over financial reporting and an audit of the effectiveness of the internal control over financial reporting. The internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee determines.

The Audit Committee has reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's independent registered public accounting firm, the audited financial statements and the report on the audit of internal control over financial reporting contained in the Company's Annual Report to Shareholders on Form 10-K for the year ended December 31, 2004. The Audit Committee has also discussed with the Company's independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 61 and SAS No. 90 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and has discussed with Ernst & Young LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The foregoing report is provided by the following independent directors who constitute the Audit Committee:

Michael Austin Chairman	Bill Caulfeild-Browne	Robert Chmely
Jean Claude Damerval	Hazel O'Leary

Fees Billed to the Company by Ernst & Young LLP

The following is a description of the fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2003 and 2004:

Audit Fees.    Audit fees include fees paid in connection with the annual audit of the Company's financial statements and internal control, audits of subsidiary financial statements and review of interim financial statements. Audit fees also include fees for services that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include comfort letters and consents related to Securities and Exchange Commission registration statements and other capital raising activities and certain reports relating to regulatory filings. The aggregate fees billed to the Company by Ernst & Young LLP for audit services for the years ended December 31, 2003 and December 31, 2004 totaled approximately $907,000 and $2,498,000, respectively.

Audit-Related Fees.    Fees for audit related services include due diligence services related to mergers and acquisitions and accounting consultations. The aggregate fees billed to the Company by Ernst & Young LLP for audit relating services for the years ended December 31, 2003 and December 31, 2004 totaled approximately $12,000 and $1,184,000, respectively.

Tax Fees.    Tax fees include corporate tax compliance, counsel and advisory services, and tax planning. The aggregate fees billed to the Company by Ernst & Young LLP for tax related services for the years ended December 31, 2003 and December 31, 2004 totaled approximately $465,000 and $1,004,000, respectively.

All Other Fees.    Fees billed to the Company by Ernst & Young LLP for all non-audit services rendered to the Company during the years ended December 31, 2003 and December 31, 2004 totaled approximately $19,000 and $305 respectively.

The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence with respect to the Company and has determined that the provision of non-audit services is consistent with and compatible with Ernst & Young LLP maintaining its independence.

Pre-Approval Policy for Ernst & Young Services

The policy of the Audit Committee is to pre-approve all audit and non-audit services of Ernst & Young LLP during the fiscal year. The Audit Committee pre-approves such services by authorizing specific projects and categories of services, subject to a specific budget for each category. The Audit Committee Chairman has the authority to address specific requests for pre-approval of services between Audit Committee meetings, and must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The required vote for the ratification of the independent registered public accounting firm is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by it with respect to fiscal year 2004, or written representations from certain reporting persons, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons, except as hereinafter described. Seth W. Vance filed a Form 3 and a Form 4 late due to a delay in receiving EDGAR codes.

ANNUAL REPORT

The Annual Report on Form 10-K of the Company, accompanies this proxy statement. The Annual Report on Form 10-K is not to be deemed part of this Proxy Statement. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of this Annual Report, please contact Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary.

By Order of the Board of Directors,

Scott E. Willkomm

President and Chief Executive Officer

Hamilton, Bermuda
April 1, 2005

Annex A

Scottish Re Group Limited

Corporate Governance Committee Charter

CORPORATE GOVERNANCE COMMITTEE CHARTER
ORGANIZATION AND RESPONSIBILITIES

Committee's Purpose

The Corporate Governance/Nominating Committee (the "Committee") is appointed by the Board of Directors of Scottish Re Group Limited (the "Board"), in consultation with the Chairman/CEO, to (a) identify and make recommendations to the Board on individuals qualified to serve as Board members of Scottish Re Group Limited ("Company"); (b) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company; (c) take a leadership role in shaping the corporate governance of the Company; (d) review and recommend the renomination of incumbent directors; (e) review and recommend committee appointments; (f) lead the Board in its annual review of the Board's performance; and (g) perform other related tasks, such as studying the size, committee structure, or meeting frequency of the Board.

Committee Organization and Membership

The Company's Board shall select three or more of its members to the Committee. All members of the Committee shall meet the "independence" requirements of the New York Stock Exchange ("NYSE"). The members of the Committee shall be appointed by the Board of Directors in consultation with the Chairman/CEO.

Committee Chairman

The Chairman of the Committee shall (a) chair all meetings of the Committee; (b) coordinate an annual performance evaluation of the Board; and (c) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Meetings

The Committee will meet, when reasonably practicable, at least four times a year. The agenda of each meeting will be, whenever reasonably practicable, circulated to each member prior to the meeting date.

Committee's Goals and Responsibilities

1.	The Committee shall establish the Board's criteria for selecting new directors.

2.	The Committee shall provide oversight of the evaluation of the Board, the committees and management.

3.	The Committee shall provide an annual performance evaluation of the Board and the committees.

4.	The Committee shall make regular reports to the Board.

5.	The Committee shall review Committee member qualifications, appointment and removal and Committee structure and operations (including authority to delegate to subcommittees).

6.	The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

7.	The Committee shall lead the Board in its annual performance evaluation, including, soliciting comments from all directors, preparing a report to the Board with an assessment of the performance of the Board and making recommendations for improvements of the Board's operations.

8.	The Committee shall lead the Board in its annual review of the skills and characteristics of individual Board members as well as the composition of the Board as a whole, including assessments of independence of nonmanagement directors, and shall take action to effect changes in incumbent directors if deemed appropriate.

9.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Procedural Matters

One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by its Chairperson, or upon the request of any two of its members. The Chairperson will preside, when present, at all meetings of the Committee. The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or video conference and may take action by written consent.

Annex B

Scottish Re Group Limited

Audit Committee Charter

AUDIT COMMITTEE CHARTER
INDEX

Mission Statement

The Audit Committee ("Committee") is established to assist the Board of Directors ("Board") of Scottish Re Group Limited (the "Company") in fulfilling its oversight responsibilities relating to (a) the integrity of the accounting for the Company's financial position and results of operations, (b) compliance with legal and regulatory requirements, (c) the external auditor's qualifications and independence, (d) performance of the Company's internal audit function and external auditors, and (e) preparation of all necessary reports the Securities and Exchange Commission (the "SEC") may require to be included in the Company's annual proxy statement as well as such other matters as may from time to time be specifically delegated to the Committee by the Board.

While the Committee has the powers and responsibilities set forth in this Charter and the Company's Memorandum and Articles of Association, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the external auditor. Likewise, it is not the responsibility of the Committee to conduct investigations or to resolve disputes, if any, between management and the external auditor. Management has the responsibility for preparing financial statements and internal controls and the external auditor has the responsibility for auditing the financial statements.

In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the internal and external auditors. In carrying out its responsibilities, the Committee will maintain flexible policies and procedures in order to best react to a changing environment. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company's business operations and risks.

Organization

Size of Committee

The Committee will initially be comprised of at least three directors, but this number will be subject to future review. The Committee will elect one of its members to serve as Chairman of the Committee (the "Chairman") on an annual basis. The retiring Chairman may, however, be re-elected.

Membership Qualifications

The Committee Members shall meet the following requirements:

(i)	Shall be independent of management and free from any relationship with the Company that would interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of Sections 303.01 and 303.02 of the NYSE Listed Company Manual.

(ii)	Shall be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement. (See Section 303.01 (B)(2)(b)).

(iii)	At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment (See Section 303.01(B)(2)(c)).

(iv)	A director who meets the definition of independence mandated for a Committee member but who also holds 20% or more of the Company's stock (or who is a general partner, controlling shareholder or officer of any such holder) shall not chair, or be a voting member of, the Committee.

(v)	Committee Members are prohibited from receiving any consulting, advisory or compensation fees from the Company.

In addition, one member of the Committee shall qualify as a "financial expert," subject to the SEC's definition of "financial expert" when those regulations are published.

Frequency of Meetings

The Committee shall meet at least four times a year or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the external auditors and others in separate private sessions to discuss any matter that the Committee, management, the external auditor or such other persons believe should be discussed privately.

Appointment of Committee

The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman. The Chairman will, in consultation with the other members of the Committee, the Company's external auditor and the appropriate officers of the Company, be responsible for calling the meetings of the Committee, establishing agenda therefore and supervising the conduct thereof.

External Auditor

The external auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor. Alternatively, the Committee and the Board may nominate the external auditor to be proposed for shareholder approval in any proxy statement.

Internal Auditor

The internal auditor for the Company is ultimately accountable to the Board and the Committee. The Committee has the ultimate authority and responsibility to direct, select, evaluate, and where appropriate, replace the internal auditor.

Members of the Audit Committee

The Committee members appointed by the Board are as follows:

Michael Austin1

Bill Caulfeild-Browne

Robert M. Chmely

Jean Claude Damerval

Hazel R. O'Leary

Audit Committee Roles and Responsibilities

•	Review and confirm the independence of the external auditor by reviewing, among other things, information related to the non-audit services provided and expected to be provided as well as the external auditor's assertion of independence in accordance with professional standards. The Committee is responsible for (1) ensuring the external auditor submits on a periodic basis to the Committee a formal written statement affirming its independence and delineating all relationships between the external auditor and the Company, (2) actively engaging in dialogue with the external auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the external auditor, and (3) taking, or recommending that the Board take, appropriate action to oversee the independence of the external auditor.

•	Review the audit fee, the external auditor's non-audit services and facts related to the independence of the external auditor such as the extent to which non-audit services have been performed.

(1)	Michael Austin was elected Chairman of the Audit Committee on 28th April 1999.

•	Select, evaluate and where appropriate, replace the external auditor. The Committee shall have sole authority to approve the audit engagement fees and terms as well as all significant non-audit related engagements of the external auditor.

•	Nominate the external auditor for shareholder approval in any Company proxy statement.

•	Gain an understanding of whether internal control recommendations made by the external auditor has been implemented by management.

•	Review with management, the external auditor, the senior internal auditing executive (if any), the General Counsel and, if to the extent deemed appropriate by the Chairman, members of their respective staffs, the adequacy and effectiveness of the Company's internal accounting controls, the Company's financial, auditing and accounting organizations and personnel and the Company's policies and compliance procedures with respect to business practices.

•	Elicit recommendations, if any, from the external auditor for improvements or additions to the Company's internal control procedures.

•	Ensure that the external auditor keeps the Committee informed about the results of their procedures relating to fraud, illegal acts, and deficiencies in internal control.

•	Review, after consultation with the external auditor and management, the audit plan, scope and procedures.

•	Review the financial statements contained in the annual report with management and the external auditor to determine if the external auditor is satisfied with the disclosures and content to be presented to shareholders.

•	Meet with the external auditor, internal auditor (if any) or management privately to discuss any matters that the Committee, the external auditor, internal auditor or management believe should be discussed privately.

•	Review and reassess the Committee's Charter on an annual basis.

•	Set clear hiring policies for employees or former employees of the external auditors.

•	Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

•	Require the Company to set up and maintain an internal audit function.

•	Conduct an annual performance evaluation of the Committee. The Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information).

•	Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable.

•	Obtain advice and assistance, as appropriate, from outside legal, accounting and other advisors to review any matter under its responsibility. The Committee shall have full authority and funding for such engagements.

•	Make recommendations to the Board on any such matters within the scope of its function, as the Committee believes warrant consideration by the Board.

•	Establish procedures for handling complaints regarding the Company's accounting practices and for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reporting Responsibilities

Regularly update the Board about Committee activities and make appropriate recommendations.

The Committee will prepare, with the assistance of management, the external auditor and legal counsel, a report for inclusion in the Company's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

Procedural Matters

One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet as such times as shall be determined by its Chairperson, or upon the request of any two of its members. The Chairperson will preside, when present, at all meetings of the Committee. The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or videoconference and may take action by written consent.

SCOTTISH RE GROUP LIMITED

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## Annual Meeting Proxy Card

### A ELECTION OF THREE CLASS I DIRECTORS

1. ELECTION OF THREE CLASS I DIRECTORS to serve until Scottish Re Group Limited's 2008 Annual General Meeting of Shareholders. The nominees are Bill Caulfeild-Browne, Robert M. Chmely and William Spiegel. The Board of Directors recommends a vote **FOR** the listed nominees.

| | For | Withhold |
|---|---|---|
| 01 - Bill Caulfeild-Browne | ☐ | ☐ |
| 02 - Robert M. Chmely | ☐ | ☐ |
| 03 - William Spiegel | ☐ | ☐ |

### B ELECTION OF ONE CLASS III DIRECTOR

2. ELECTION OF ONE CLASS III DIRECTOR to serve until Scottish Re Group Limited's 2007 Annual General Meeting of Shareholders. The nominee is Jean Claude Damerval. The Board of Directors recommends a vote **FOR** the listed nominee.

| | For | Withhold |
|---|---|---|
| 01 - Jean Claude Damerval | ☐ | ☐ |

### C INDEPENDENT AUDITORS

The Board recommends a vote **FOR** the following proposal:

| | For | Against | Abstain |
|---|---|---|---|
| 3. Ratification of Ernst & Young as independent auditors. | ☐ | ☐ | ☐ |

### D Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted "**FOR**" the election of the Director nominees in Proposal 1, "**FOR**" the election of the Director nominee in Proposal 2 and "**FOR**" the Ratification of Ernst & Young as independent auditors in Proposal 3.

IMPORTANT: Whether or not you expect to attend the meeting in person, please date, sign and return this proxy. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

| Signature 1 - Please keep signature within the box | Signature 2 - Please keep signature within the box | Date (mm/dd/yyyy) |
|---|---|---|
| | | / / |

1UPX HHH PPPP 005186

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# Proxy - SCOTTISH RE GROUP LIMITED

The undersigned acknowledge(s) receipt of the Proxy Statement of Scottish Re Group Limited (the "Company") relating to the 2005 Annual General Meeting of Shareholders (the "Annual General Meeting") and hereby constitute(s) and appoint(s) Michael C. French and Scott E. Willkomm, attorneys and proxies of the undersigned, with full power of substitution and resubstitution to each and with all the powers the undersigned would possess if personally present, to vote for and in the name and place of the undersigned all ordinary shares of the Company held or owned by the undersigned, or standing in the name of the undersigned, at the Annual General Meeting to be held on Wednesday, May 4, 2005, commencing at 10:00 a.m. Cayman time, at the Hyatt Regency Grand Cayman Beach Suites, Seven Mile Beach, Grand Cayman, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Annual General Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual General Meeting or any adjournment or postponement thereof. A majority of said attorneys and proxies present and acting at the Annual General Meeting (or if only one shall be present and act, then that one) shall have, and may exercise, all the powers of all said attorneys and proxies hereunder.

This proxy is being solicited on behalf of the Board of Directors of Scottish Re Group Limited. Unless otherwise specified below or on the reverse side, this proxy will be voted **"FOR"** the Class I nominees to the Board of Directors listed below, **"FOR"** the Class III nominee to the Board of Directors listed below and **"FOR"** the ratification of Ernst & Young as Scottish Re Group Limited's independent auditors. Discretionary authority is hereby conferred as to all other matters that may come before the Annual General Meeting.

Regardless of whether you plan to attend the Annual General Meeting, you can be sure your shares are represented at the Annual General Meeting by promptly returning your proxy in the enclosed envelope.

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 3.**

**Please date and sign on reverse side and return in the enclosed postage-paid envelope.**

00CMDA